Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-216812 on Form S-8, and Registration Statement No. 333-225757 on Form F-3, of our reports dated May 28, 2019, relating to the financial statements of Canada Goose Holdings Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 20-F of the Company for the year ended March 31, 2019.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
May 29, 2019